Exhibit 99.1


        W-H Energy Third Quarter Per Share Earnings Top $1.00


    HOUSTON--(BUSINESS WIRE)--Oct. 27, 2006--W-H Energy Services, Inc. (NYSE:WHQ) announced third quarter net income of $31.5 million or $1.02 per share as compared to $12.8 million or $0.44 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $28.1 million or $0.92 per share ($27.2 million or $0.89 per share after select items as described and reconciled in this press release). The Company attributed the improvement in sequential earnings to higher utilization throughout all of its service and product lines.

    The Company projects that earnings per share will range from $1.00 to $1.05 for the quarter ending December 31, 2006.

    Revenues for the third quarter of $238.9 million were 48 percent higher than the third quarter of 2005 and were 11 percent higher than the preceding quarter. Domestic revenues increased 53 percent as compared to the third quarter of last year and were 11 percent higher than the preceding quarter. International revenues increased 17 percent as compared to the third quarter of last year and were 8 percent higher than the preceding quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $149.5 million in the third quarter, 42 percent higher than the comparable period in the prior year and 11 percent higher than the preceding quarter. Operating income of $31.5 million was 88 percent higher than the comparable period in the prior year and 20 percent higher than the preceding quarter.

    Completion and workover

    Revenues in the completion and workover segment were $89.4 million in the third quarter, 60 percent higher than the comparable period in the prior year and 10 percent higher than the preceding quarter. Operating income of $27.7 million recorded in the third quarter was more than double that posted for the comparable period in the prior year and was 13 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.



                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)



                                   Three Months Ended    Three Months
                                      September 30,          Ended
                                 -----------------------
                                    2006        2005     June 30, 2006
                                 ----------- ----------- -------------

Revenues                           $238,851    $161,343      $215,755

Costs and Expenses:
    Cost of revenues                125,239      92,501       112,798
    Selling, general and
     administrative                  38,910      26,859        37,541
    Research and development          4,635       3,363         4,001
    Depreciation and
     amortization                    15,624      14,367        15,256
                                 ----------- ----------- -------------
           Total costs and
            expenses                184,408     137,090       169,596

           Operating income          54,443      24,253        46,159

Other (income) expenses:
    Interest expense, net             2,167       2,874         2,195
    Other (income) expense, net         (58)         70            76
                                 ----------- ----------- -------------
           Income before income
            taxes                    52,334      21,309        43,888

Provision for income taxes (1)       20,837       8,487        15,795
                                 ----------- ----------- -------------
           Net income               $31,497     $12,822       $28,093
                                 =========== =========== =============



Earnings per common share:
    Basic                             $1.05       $0.45         $0.95
    Diluted                           $1.02       $0.44         $0.92



Weighted average shares
 outstanding:
    Basic                        29,900,887  28,236,364    29,585,532
    Diluted                      30,753,012  29,284,755    30,549,999




(1) Provision for income taxes for the three months ended June 30, 2006 includes a tax benefit of approximately $850,000 related to changes in Texas tax laws. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.




                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)



                                              Nine Months Ended
                                                September 30,
                                        -----------------------------
                                            2006           2005
                                        -------------- --------------

Revenues                                     $656,415       $461,060

Costs and Expenses:
    Cost of revenues                          346,088        261,308
    Selling, general and administrative       110,931         80,266
    Warehouse fire related costs (1)                -          3,690
    Research and development                   12,480         12,624
    Depreciation and amortization              45,924         42,132
                                        -------------- --------------
           Total costs and expenses           515,423        400,020

           Operating income                   140,992         61,040

Other expenses:
    Interest expense, net                       6,537          7,879
    Other expense, net                             37            356
                                        -------------- --------------
           Income before income taxes         134,418         52,805

Provision for income taxes (2),(3)             51,373         20,053
                                        -------------- --------------
           Net income                         $83,045        $32,752
                                        ============== ==============



Earnings per common share:
    Basic                                       $2.81          $1.17
    Diluted                                     $2.72          $1.13



Weighted average shares outstanding:
    Basic                                  29,542,143     27,983,198
    Diluted                                30,501,484     28,897,057



(1) Warehouse fire related costs for the nine months ended September 30, 2005 represents costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited
 Reconciliation of Non-GAAP Financial Measures" in this press release.

(2) Provision for income taxes for the nine months ended September 30, 2005 includes a tax benefit of approximately $1,127,000 related to the favorable result of a foreign tax audit. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.

(3) Provision for income taxes for the nine months ended September 30, 2006 includes a tax benefit of approximately $850,000 related to changes in Texas tax laws. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.




                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)



                                 September 30, 2006 December 31, 2005
                                 ------------------ -----------------

Assets:
    Cash and cash equivalents              $27,259            $9,914
    Accounts receivable, net               196,592           152,348
    Inventory                               75,783            55,142
    Other current assets                    22,730            16,774
                                 ------------------ -----------------
           Total current assets            322,364           234,178

    Property and equipment, net            311,347           257,286
    Other assets                           136,233           131,311
                                 ------------------ -----------------
           Total assets                   $769,944          $622,775
                                 ================== =================


Liabilities and Shareholders'
 Equity:
    Accounts payable and accrued
     liabilities                          $101,872           $74,093
                                 ------------------ -----------------
           Total current
            liabilities                    101,872            74,093

    Long-term debt, net of
     current maturities (1)                150,000           165,000
    Other liabilities                       59,814            44,732
                                 ------------------ -----------------
           Total liabilities               311,686           283,825

    Shareholders' equity                   458,258           338,950
                                 ------------------ -----------------
           Total liabilities and
            shareholders' equity          $769,944          $622,775
                                 ================== =================



(1) As of September 30, 2006, there was approximately $216.2 million available under the Company's revolving credit facility.




                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                               For the Three Months Ended:
                   ---------------------------------------------------
                   Sept. 30,  June 30,  March 31,  Dec. 31,  Sept. 30,
                      2006      2006       2006      2005      2005
                   -------------------- ---------- -------------------
SEGMENTED
 INFORMATION:
 Revenue:
  Drilling          $149,478  $134,607   $129,050  $111,200  $105,414
  Completion and
   workover           89,373    81,148     72,759    62,101    55,929
                   ---------- --------- ---------- --------- ---------
   Total revenue    $238,851  $215,755   $201,809  $173,301  $161,343
                   ========== ========= ========== ========= =========

 Depreciation and
  amortization:
  Drilling            $9,556    $9,300     $9,443    $9,218    $9,112
  Completion and
   workover            6,013     5,899      5,521     5,228     5,196
  Corporate               55        57         80        61        59
                   ---------- --------- ---------- --------- ---------
   Total
    depreciation
    and
    amortization     $15,624   $15,256    $15,044   $14,507   $14,367
                   ========== ========= ========== ========= =========

 Operating income:
  Drilling           $31,500   $26,167    $24,961   $17,577   $16,736
  Completion and
   workover           27,714    24,639     19,351    15,304    10,622
  Corporate           (4,771)   (4,647)    (3,922)   (2,897)   (3,105)
                   ---------- --------- ---------- --------- ---------
   Total operating
    income           $54,443   $46,159    $40,390   $29,984   $24,253
                   ========== ========= ========== ========= =========




                      W-H ENERGY SERVICES, INC.
     UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)
               (in thousands, except per share amounts)



                                   Nine Months Ended     Three Months
                                      September 30,          Ended
                                 -----------------------
                                    2006        2005     June 30, 2006
                                 ----------- ----------- -------------

Net income (as reported)            $83,045     $32,752       $28,093

a) Warehouse fire related costs           -       3,690             -
   Less: Tax impact of fire
    related costs                         -      (1,445)            -
                                 ----------- ----------- -------------
         After tax charge of
          fire related costs              -       2,245             -

b) Tax related items                   (850)     (1,127)         (850)


                                 ----------- ----------- -------------
        Net income before select
         items                      $82,195     $33,870       $27,243
                                 =========== =========== =============




Per diluted common share
 information:
   Net income (as reported)           $2.72       $1.13         $0.92
      a) Warehouse fire related
       costs, net of tax                  -        0.08             -
      b) Tax related items            (0.03)      (0.04)        (0.03)
                                 ----------- ----------- -------------
        Net income before select
         items                        $2.69       $1.17         $0.89
                                 =========== =========== =============




Drilling segment operating
 income (as reported)               $82,628     $33,504       $26,167

   Warehouse fire related costs           -       3,690             -
                                 ----------- ----------- -------------

        Drilling segment
         operating income before
         select items               $82,628     $37,194       $26,167
                                 =========== =========== =============




(1) Management believes that the non-GAAP financial measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the warehouse fire that occurred in April 2005, the result of a 2005 foreign tax audit and the change in Texas tax laws that occurred in 2006. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.


    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071